EXHIBIT 4.23

FORM OF LAND LEASE AGREEMENT

Lessor: [        ] (hereinafter referred to as “Party A”)

Lessee: [        ] (hereinafter referred to as “Party B”)

In order to promote the industrialization of agricultural production in villages, increase the economic income of farmers, and develop and cultivate high-quality vegetable products, Party A and Party B have, based on the principles of good faith and mutual benefits and after mutual consultation, unanimously agreed that Party B will lease a farmland from Party A, and both parties have reached the following agreement in accordance with the relevant requirements of the Land Management Law of the People’s Republic of China and the Contract Law of the People’s Republic of China for mutual observance.

I.	Boundary of the Leased Land for Operation, its Area, Annual Rental Charge, Lease Term and Usage of the Land:

(1)	Area: [ ]. This shall be based on the measurement of actual area of the land at the time when such measurement is made (no irrigation canals and ditches, and tractor-plowing roads shall be counted as the area of the leased farmland). The measurement of actual area shall be confirmed in the form of exhibit (supplemental agreement). It is required to make sure that the leased land is an entire piece of land without any “mosaic parcel” and breeding farm in it.

(2)	Rental Charge and Payment Method: [ ]. Adjustment for other years shall be made in a similar way. The annual rental charge shall be calculated based on the measurement of actual area (number of mu) of the land. Payment method: The annual rental charge shall be fully settled in one lump sum by the end of January either in cash or through bank transfer. The rental charge shall be released to villagers by Party A, who shall issue an administrative and financial receipt generally adopted in the province on an unified basis to Party B as evidence of payment for the leasing of farmland.

(3)	Delivery and Payment [ ]

(4)	Lease Term: [ ]

(5)	Use of the Land: Planting of various economic crops, such as high-quality vegetables.

II.	Party A shall provide to Party B a resolution adopted by the village committee for the approval of the leasing of such land and a register showing the consent of villagers for the leasing of the land by giving their signatures.

III.	Party A agrees that Party B may construct temporary ancillary facilities that are necessary for the production of vegetables (ancillary facilities such as vegetable processing plant, machinery room or office dormitory) on the ground of the leased farmland.

IV.	Party A agrees that Party B shall coordinate the companies of Linong Group internally with respect to the use of the leased land.

V.	All subsidies for infrastructures (such as water facilities or road construction) to be made by the superior level in respect of such farmland shall belong to Party A, who will be responsible for the construction of ancillary facilities in relation thereto; all subsidies for other items (such as natural disasters, scientific research projects or agricultural production facilities) shall belong to Party B, who will be responsible for the construction of ancillary facilities in relation thereto.

VI.	Overhead Expenses [ ]. Party A agrees that the annual rental charge shall be released by Party A to villagers, and that Party A shall be responsible for coordinating and resolving any disputes that Party B may have with villagers or any circumstances that interfere the normal production and operation of Party B so as to ensure that Party B can produce and operate normally and to protect Party B’s interest from being impaired.

VII.	Handling of special situations during the term of the lease: if any requisition of the leased land is required due to the development needs of the State or local government, Party B shall unconditionally comply with the needs of planning development. The compensation fees for green crops and attachments such as agricultural production facilities in the land requisition compensation fee shall belong to Party B and the compensation fee for the land shall belong to Party A, who will subsequently distribute it to the villagers whose lands have been requisitioned. Any rental charge for the lands requisitioned shall be exempted from the date of land requisition according to facts.

VIII.	Rights and Obligations of Party A:

1.	Party A shall exercise the ownership right and supervision and management right over the land leased to Party B according to laws.

2.	Party A shall have the power to stop Party B from doing any act in violation of this Agreement or laws in its production and operation.

3.	Party A shall guarantee the completeness of the land leased to Party B, and shall complete the relevant formalities that are necessary for the leasing of the land in accordance with the Law of the People’s Republic of China on the Contracting of Rural Land and the Measures for the Administration of Circulation of Rural Land Contracted Management Rights. If Party B changes the usage of the leased land without authorization, such as planting of forests and fruits or digging of ponds for fish farming, that is in violation of this Agreement, Party A shall have the right to revoke this Land Lease Agreement and require Party B to resume the land to its original state and bear any liabilities for such breach.

4.	Party A shall have the right to receive the rental charge of the land from Party B in accordance with the requirements of this Agreement.

5.	Party A shall be under an obligation to maintain the production operation of Party B on the leased land and to protect the interest of Party B from being infringed by others; it shall also be under an obligation to create a safe and stable production and operation environment for Party B.

6.	Party A shall not interfere the autonomy of Party B to operate its business nor compulsorily recommend any employee who is old, weak or at young age to take part in the production operation of Party B.

IX.	Rights and Obligations of Party B

1.	Party B shall have the right to operate its business with full autonomy pursuant to the requirements of this Agreement, including the right to use the land and the autonomy of selecting and employing workers for its production operation during the term of the lease. If, however, all things are equal, Party B shall employ villagers of Party A.

2.	Upon expiry of the lease, Party B shall have the priority right to lease the land if all things are equal.

3.	Party B shall pay the rental charge pursuant to this Agreement.

4.	Party B shall carry out its production and operation pursuant to this Agreement, protect assets, resources and ecological environment and shall not perform any damaging or plunderous operation; it shall not give up farming and leave the land uncultivated nor shall it take away any soil from the leased land or construct permanent establishment of ancillary facilities that are necessary for non-agricultural production without authorization.

X.	Liabilities for Breach: [ ] The defaulting party shall pay to the other party all economic losses suffered by it arising therefrom; if both parties are in default, each of them shall be legally liable to it.

XI.	This Agreement shall become effective from the date on which it is signed by the parties.

XII.	This Agreement is executed in [ ] originals and Party A and Party B shall each keep [ ] originals. Any matters that are not covered by this Agreement shall be further negotiated by the parties and a supplemental agreement shall be signed in respect thereof. The supplemental agreement shall have the same legal effect as this Agreement.

Party A:	[ ] [Chop of [ ]]	Person-in-charge:	/s/

Party B:	[ ] [Chop of [ ]]	Representative:	/s/

Examiner:

Date of Execution: [            ]

SCHEDULE

No	Date of the Agreement	Term	Lessor	Lessee	Amount of Mu	Rental Charge and Payment Method	Delivery and Payment	Miscellaneous
1	May 20, 2011	20 years from June 1, 2011 to December 31, 2031	Xiangya Village Committee, Shiliu Town, Zhangpu County	Land V. Agriculture Technology (Zhangzhou) Co. Ltd ( ( ) )	1,800 Mu

For the period from June 1, 2011 to December 31, 2014, the rental charge for the

500-mu land shall be RMB600/mu/year, amounting to the annual rental charge of Renminbi Thirty Thousand only (RMB300,000); for the period from June 1, 2012 to December 31, 2014, the rental charge for the 1,300-mu land shall be RMB600/mu/year, amounting to the annual rental charge of Renminbi Seven Hundred and Eighty Thousand only (RMB780,000).

For the delivery of land for the first year, the rental charge shall be calculated from the date of the month when the land is actually delivered. For the period from January 1, 2015 to December 31, 2031, the rental charge for the 1,800-mu land shall be increased every three years by eight percent (8%) based on the rental charge/mu/year of the previous three years as the rental charge/mu/year for the subsequent three years.

Party A agrees to deliver the land of 500 mu (based on the measurement of actual area (number of mu)) to Party B for its use by June 30, 2011. The rental charge for the first stage from June 1, 2011 to December 31, 2011 shall be Renminbi Three Hundred and Fifty (RMB350)/mu, amounting to the rental charge of Renminbi One Hundred and Seventy-five Thousand only (RMB175,000) in total. Such rental charge shall be paid by Party B to Party A by the end of June 2011. The remaining 1,300-mu farmland shall be delivered to Party B for its use by June 2012. The rental charge for the delivery of land in the second stage shall be calculated based on the measurement of actual area (number of mu) from the date of delivery of the land, which shall be paid by Party B to Party A.

Supplemented on May 20, 2011:

1. Party A agrees to perform the Land Lease Agreement dated May 20, 2011 between Party A and Party B, and will deliver as scheduled the 500-mu land and the 1,300-mu land to Party B for its use by the end of June 2011 and the end of June 2012, respectively.

Overhead expenses: Party B agrees to pay to Party A an overhead expense of RMB30/mu/year based on the actual area of the farmland delivered, which shall be paid at the time when the payment of rental charge is made annually. The overhead expense for the delivery of the 500-mu land to Party B in the first stage shall amount to Renminbi Fifteen Thousand only (RMB15,000). The overhead expense of the second stage shall be calculated based on the actual area of the land delivered in the second stage.

No	Date of the Agreement	Term	Lessor	Lessee	Amount of Mu	Rental Charge and Payment Method	Delivery and Payment	Miscellaneous

2. Party A agrees to vacate the debris and structure on the leased land, which expenses shall be borne by Party A.

3. Party B agrees to pay to Party A the transfer fee of land use right, amounting to Renminbi Three Hundred and Forty Thousand only (RMB 340,000.00).

Supplemented on May 20, 2011:

1. Party A agrees to deliver the land to Party B for its use as scheduled pursuant to the Land Lease Agreement dated May 20, 2011 between Party A and Party B.

2. Party B agrees to pay to Party A an additional rental charge for the land at a price of Renminbi One Hundred only (RMB100)/mu/year and based on the area of the land actually delivered by Party A to Party B

No	Date of the Agreement	Term	Lessor	Lessee	Amount of Mu	Rental Charge and Payment Method	Delivery and Payment	Miscellaneous
2	December 10, 2011	16 years From January 2012 to December 2027	Zhongshan Farm, Xianyou County, Fujian Province	Putian Land V. Group Co., Ltd. ( ( ) )	180 Mu

For the period from January 2012 to January 2015, the rental charge shall be RMB600/mu/year, calculated as the price of 250 KG crop at RMB2.4/KG. The annual rental charge is Renminbi One Hundred and Eight Thousand only (RMB108,000).

From January 2015 to December 2027, the rental charge shall be adjusted once every three years to the price of 250 Kg crop under the State’s Minimum Protective Purchase Price (according to the announced price by Fujian Food Bureau) of the year before the adjustment.

							Party A agrees to deliver the land of 180 mu (based on the measurement of actual area (number of mu)) to Party B for its use by December, 2011. The rental charge shall be Renminbi One Hundred and Eight Thousand only (RMB108,000) in total. Such rental charge shall be paid by Party B to Party A by the end of January 2012.	Liabilities for Breach: Party B shall make rental payment as scheduled and will be in breach if payment is not made by March of the year.

3	February, 10, 2011	16 years From January 2012 to December 2027	Minghe Village Committee, Zhongshan Town, Xianyou County, Fujian Province	Putian Land V. Group Co., Ltd. ( ( ) )	140.68 Mu

For the period from January, 2012 to January, 2015, the rental charge shall be RMB600/mu/year, calculated as the price of 250 KG crop at RMB2.4/KG. The annual rental charge is Renminbi Eighty Four Thousand, Four Hundred and Eight only (RMB84,408).

From January 2015 to December 2027, the rental charge shall be adjusted once every three years to the price of 250 Kg crop under the State’s Minimum Protective Purchase Price (according to the announced price by Fujian Food Bureau) of the year before the adjustment.

							Party A agrees to deliver the land of 140.68 mu (based on the measurement of actual area (number of mu)) to Party B for its use by December, 2011. The rental charge shall be Renminbi Eighty Four Thousand, Four Hundred and Eight only (RMB 84,408) in total. Such rental charge shall be paid by Party B to Party A by the end of January 2012.	Liabilities for Breach: Party B shall make rental payment as scheduled and will be in breach if payment is not made by March of the year.

No	Date of the Agreement	Term	Lessor	Lessee	Amount of Mu	Rental Charge and Payment Method	Delivery and Payment	Miscellaneous
4		16 years From January 2012 to December 2027	Nanxing Village Committee, Zhongshan Town, Xianyou County, Fujian Province	Putian Land V. Group Co., Ltd. ( ( ) )	264.55 Mu	Party A agrees to deliver the land of 264.55 mu (based on the measurement of actual area (number of mu)) to Party B for its use by December, 2011. The rental charge shall be Renminbi One Hundred and Fifty Eight Thousand, Seven Hundred and Thirty only (RMB158,730) in total. Such rental charge shall be paid by Party B to Party A by the end of January 2012.

For the period from January, 2012 to January, 2015, the rental charge shall be RMB600/mu/year, calculated as the price of 250 KG crop at RMB2.4/KG. The annual rental charge is Renminbi One Hundred and Fifty Eight Thousand, Seven Hundred and Thirty only (RMB158,730)

From January 2015 to December 2027, the rental charge shall be adjusted once every three years to the price of 250 Kg crop under the State’s Minimum Protective Purchase Price (according to the announced price by Fujian Food Bureau) of the year before the adjustment.

Liabilities for Breach: Party B shall make rental payment as scheduled and will be in breach if payment is not made by March of the year.

5	December 10, 2011	6 years From January 2012 to December 2027	Zhongshan Village Committee, Zhongshan Town, Xianyou County, Fujian Province	Putian Land V. Group Co., Ltd. ( ( ) )	228.87 Mu	Party A agrees to deliver the land of 228.87 mu (based on the measurement of actual area (number of mu)) to Party B for its use by January, 2012. The rental charge shall be Renminbi One Hundred and Thirty Seven Thousand, Three Hundred and Twenty Two only (RMB137,322) in total. Such rental charge shall be paid by Party B to Party A by the end of January 2012.

For the period from January, 2012 to January, 2015, the rental charge shall be RMB600/mu/year, calculated as the price of 250 KG crop at RMB2.4/KG. The annual rental charge is Renminbi One Hundred and Thirty Seven Thousand, Three Hundred and Twenty Two only (RMB137,322).

From January 2015 to December 2027, the rental charge shall be adjusted once every three years to the price of 250 Kg crop under the State’s Minimum Protective Purchase Price (according to the announced price by Fujian Food Bureau) of the year before the adjustment.

Liabilities for Breach: Party B shall make rental payment as scheduled and will be in breach if payment is not made by March of the year.

No	Date of the Agreement	Term	Lessor	Lessee	Amount of Mu	Rental Charge and Payment Method	Delivery and Payment	Miscellaneous
6	January 5, 2012	16 years From January 2012 to March 2027	Xianglin Village Committee, Linan Town, Xianyou County, Fujian Province	Putian Land V. Group Co., Ltd. ( ( ) )	400 Mu	Party A agrees to deliver the land of 228.87 mu (based on the measurement of actual area (number of mu)) to Party B for its use by March, 2012. The rental charge shall be Renminbi Three Hundred and Thirty Six Thousand Three Hundred only (RMB 336,000) in total. Such rental charge shall be paid by Party B to Party A by the end of March 2012

For the period from January, 2012 to January, 2015, the rental charge shall be RMB600/mu/year, calculated as the price of 250 KG crop at RMB2.4/KG. The annual rental charge is Renminbi Three Hundred and Thirty Six Thousand Three Hundred only (RMB 336,000).

From January 2015 to December 2027, the rental charge shall be adjusted once every three years to the price of 250 Kg crop under the State’s Minimum Protective Purchase Price (according to the announced price by Fujian Food Bureau) of the year before the adjustment.

Liabilities for Breach: Party B shall make rental payment as scheduled and will be in breach if payment is not made by March of the year.